As filed with the Securities and Exchange Commission on March 30, 2011

                                                                                                                                                                Registration No. 333-24477

Registration No. 333-32421

Registration No. 333-39834

Registration No. 333-89636

  Registration No. 333-113330

Securities and exchange commission

washington, d.c. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-24477

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-32421

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-39834

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-89636

  Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-113330

FORM S-8

registration statement

Under

the securities act of 1933

performance technologies, incorporated

(Exact Name of Registrant as Specified in its Charter)

Delaware	16-1158413
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
205 Indigo Creek Drive Rochester, New York 14626
(Address of principal executive offices)(Zip Code)

Performance Technologies, Incorporated 2001 Stock Option Plan

Performance Technologies, Incorporated 2003 Omnibus Incentive Plan

Performance Technologies, Incorporated Amended and Restated Stock Option Plan

(Full Title of Plans)

John M. Slusser

Chairman of the Board and Chief Executive Officer

Performance Technologies, Incorporated

205 Indigo Creek Drive

Rochester, New York 14626

(585) 256-0200

(Name, Address, including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copy to:

Jeffrey H. Bowen, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

(585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

deregistration of UNSOLD securities

                This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

                Registration Statement on Form S-8 (File No. 333-113330) registering 1,500,000 shares of Performance Technologies, Incorporated (the “Company”) common stock, par value $.01 per share (the “Common Stock”), for the Performance Technologies, Incorporated 2003 Omnibus Incentive Plan.

                Registration Statement on Form S-8 (File No. 333-89636) registering 1,500,000 shares of Common Stock for the Performance Technologies, Incorporated 2001 Stock Option Plan.

                Registration Statement on Form S-8 (File No. 333-39834) registering 500,000 shares of Common Stock for the Performance Technologies, Incorporated Amended and Restated Stock Option Plan.

                Registration Statement on Form S-8 (File No. 333-32421) registering 500,000 shares of Common Stock for the Performance Technologies, Incorporated Amended and Restated Stock Option Plan.

                Registration Statement on Form S-8 (File No. 333-24477) registering 373,865 shares of Common Stock for the Performance Technologies, Incorporated Amended and Restated Stock Option Plan.

The Company is considering a variety of strategic cost-cutting initiatives and would like to preserve the flexibility to pursue different approaches, which deregistering the remaining unsold securities registered under the Registration Statements, if any, would permit the Company to do.  This action is also consistent with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the unsold securities that had been registered for issuance at the termination of the offering.

[Signature page follows]

signatures

                Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greece, State of New York, on this 30th day of March 2011.

performance technologies, incorporated

By: /s/ John M. Slusser John M. Slusser Chairman of the Board and Chief Executive Officer